Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the references to our firm in the Current Report on Form 8-K/A of W&T Offshore, Inc. to be filed with the Securities and Exchange Commission on or about July 21, 2011, relating to information derived from our reserves report with respect to the reserves of W&T Offshore, Inc. dated May 5, 2011, and entitled “Estimate of Reserves and Future Revenue to the Opal Resources LLC Acquisition Interest in Certain Oil and Gas Properties Located in Spraberry Field Wolfberry Trend, Permian Basin Texas as of December 31, 2010.” We further consent to the incorporation by reference of such information derived from our report dated May 5, 2011, in the Registration Statement (Form S-3 No. 333-157793) of W&T Offshore, Inc. and in the related Prospectuses and the Registration Statement (Form S-8 No. 333-159005) pertaining to the W&T Offshore, Inc. Long-Term Compensation Plan and the Registration Statement (Form S-8 No. 333-126252) pertaining to the W&T Offshore, Inc. Directors Compensation Plan.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

July 20, 2011